GLOBAL SAVINGS CLUB INC
FINANCIAL STATEMENTS
JULY 31, 2000

Index

Auditor's Report
Financial Statements
Statement of Earnings and Retained Earnings   Statement 1
Balance Sheet		         Statement 2
Statement of Cash Flows	                                      Statement 3
Notes to the Financial Statements	         Statement 4

AUDITOR'S REPORT

To the Directors of Global Savings Club, Inc.

I have audited the balance sheet of Global Savings Club Inc. as at July 31, 2000 and the statements of earnings and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the management. My responsibility is to express an opinion on these financial statements based on my audit.


I conducted my audit in accordance with generally accepted auditing standards. These standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at July 31, 2000 and the results of its operation for the year then ended in accordance with generally accepted accounting principles.

    (Dan Nichvoldow)
Certified General Accountant
Kelowna, British Columbia
April 8, 2002

GLOBAL SAVINGS CLUB INC
STATEMENT OF EARNINGS AND RETAINED EARNINGS
FOR THE YEAR ENDED JULY 31, 2000

		                                                               2000	1999

REVENUE
Corporate Memberships			$    150           $
Administrative Services			      160
Subscriptions			 	   580

  TOTAL                                                                                                  310	   580

EXPENSES

Advertising & Promotion			        72                2,043
Administrative Services	 		      200
Amortization			      375
Bank Charges & Interest			        80	  61
Consulting Fees 			 	  60
Insurance			 	                          1,033
Interest & Finance Charges			     8
License, Fees & Dues			       150
Professional Fees			       500
Office			                                      48             1,338
Telephone			       787	   78
Travel			                                      44

  TOTAL                                                                                                2,256             4,621

NET EARNINGS (LOSS) FOR THE YEAR		   (1,946)          (4,041)
RETAINED EARNINGS (DEFICIT) OPENING	   (4,041)

RETAINED EARNINGS (DEFICIT) CLOSING                            $(5,987)       $(4,041)










GLOBAL SAVINGS CLUB INC.
BALANCE SHEET
JULY 31, 2000

			    	     2000          1999
ASSETS

CURRENT ASSETS

Cash 			                                $    136      $     175

GST Receivable			            41	180
Share Subscriptions Receivable                                                                           100

  TOTAL                                                                                                   177	455

CAPITAL ASSETS (Note 3)  		      2,124

  TOTAL 				  $  2,301     $     455

LIABILITIES

CURRENT LIABILITIES

Accounts Payable			  $     500        $4,033
Note Payable - Williams			      2,489
Due to Nordine & Co			         108	250

  TOTAL		                                                                 3,097         4,283

DUE TO SHAREHOLDER (Note 4)		       5,091            113

EQUITY

SHARE CAPITAL (Note 5)	                                      100             100
RETAINED EARNINGS			    (5,987)        (4,041)

TOTAL LIABILITIES AND EQUITY		    $2,301      $    455

Approved:

Director

GLOBAL SAVINGS CLUB INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JULY 31, 2000

	                                                                                              2000                 1999
CASH PROVIDED

	Petty Cash Funds	                                $     100
	Less Accumulated Amortization	                                       375
	Note Payable - Williams	                                    2,489
	Due to Nordine & Co.	 	                       $             250
	GST - ITC's	                                                                    221
	Shareholder Loan	                                   4,978	         113
	Common Shares Issued	                                      100	         100
	Accounts Payable	                                      500	      4,250

TOTAL CASH PROVIDED	                                $ 8,763	   $4,713

CASH APPLIED

	Net Loss	                                                                 1,946	    4,258
	GST - Refundable	                                         41	       180
	Due to Nordine & Co	                                      142
	Computer Hardware	                                   2,499
	Accounts Payable	                                   4,033
	GST - Collectable	                                         41
	Retained Earnings	                                      100
	Share Subscriptions Receivable	 	     100

TOTAL CASH APPLIED	                                                             $8,802         $    4,538

NET INCREASE (DECREASE)IN CASH	                                $   (39)         $       175

CASH, beginning of year	                                                                  175
CASH, end of year	                                                              $  136          $      175

AS REPRESENTED BY

	Cash	                                                             $   136           $    175
		                                                                $136           $    175





GLOBAL SAVINGS CLUB INC
NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS
The company is incorporated under the laws of British Columbia and is engaged in the operation of a subscription service and buyers club.
2.  SIGNIFICANT ACCOUNTING POLICIES
a)	Amortization
	Capital assets are recorded at cost and are amortized over their estimated useful lives. Amortization is calculated according to rates shown below, with one half of the rate in the year of acquisition.

3. CAPITAL ASSETS
		                          Accumulated	  2000	1999
	                                      Cost        Amortization             Net	Net
Computer equipment 30%      2,499	  375	  2,124
		         2,499	  375	  2,124

4.  	DUE TO SHAREHOLDERS
Amounts due to the shareholders are unsecured, without
interest or specific terms of repayment.
5.  	SHARE CAPITAL
Authorized:
7,000,000 Class A common voting shares without par value
995,000	   Class B common voting shares without par value
500,000	   Class C common voting shares without par value
500,000	   Class D common voting shares without par value
250,000	   Class E common non-voting shares without par value
250,000	   Class F common non-voting shares without par value
250,000	   Class G common non-voting shares without par value
250,000	   Class H common non-voting shares without par value
2,500	   Class I preferred voting shares with a par value of
$1,000.00
2,500	   Class J preferred non-voting shares with a par value
of $1,000.00

                                                                                                               2000	1999
Issued:
	1,000,000	Class A common shares                     100	 100

6.  	COMPARATIVE FIGURES
	Comparative figures were prepared by management and are unaudited.